Exhibit 14
FINTECH ACQUISITION CORP.
CODE OF BUSINESS CONDUCT AND ETHICS
As of May ___, 2008
Introduction
     This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees (collectively, the “Covered Persons”) of FinTech Acquisition Corp. (“FinTech Acquisition”). All Covered Persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by FinTech Acquisition’s agents and representatives, including consultants.
     If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.
     The Code has been adopted by the board of directors of FinTech Acquisition (the “Board”) and may be amended only by resolution of the Board.
     Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.
     1. Compliance with Laws, Rules and Regulations
     Obeying the law, both in letter and in spirit, is the foundation on which FinTech Acquisition’s ethical standards are built. All Covered Persons must respect and obey the laws, rules and regulations of the cities and states in which we operate. Although not all Covered Persons are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Employees are responsible for talking to their supervisors to determine which laws, regulations and company policies apply to their position and what training is necessary to understand and comply with them.
     All Covered Persons must cooperate fully with the people responsible for preparing reports filed with the Securities and Exchange Commission and all other materials that are made available to the investing public to make sure the people responsible for preparing such reports and materials are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

     2. Conflicts of Interest
     A “conflict of interest” exists when a person’s private or business interest interferes or conflicts in any way (or even appears to interfere or conflict) with the interests of FinTech Acquisition. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work for FinTech Acquisition objectively and effectively. Conflicts of interest may also arise when a Covered Person, or members of his or her family, receives improper personal benefits as a result of his or her position with FinTech Acquisition. Loans to, or guarantees of obligations of, Covered Persons and their family members may create conflicts of interest. A conflict of interest may arise when a Covered Person is affiliated with a prospective target business.
     It is almost always a conflict of interest if a Covered Person works simultaneously for a competitor or borrower. You are not allowed to work for a competitor as a consultant or director. The best policy is to avoid any direct or indirect business connection with our competitors or borrowers, except on our behalf. The Board has determined that it is not a conflict of interest for a Covered Person to work for or otherwise have a business connection with The Bancorp, Inc. and any of its affiliates.
     Conflicts of interest are prohibited as a matter of FinTech Acquisition policy, except under guidelines approved by the Board. If a conflict of interest shall arise, our directors, officers and employees shall act in a manner expected to advance and protect FinTech Acquisition’s interests, subject to any pre-existing fiduciary duties or contractual obligations. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or FinTech Acquisition’s legal counsel. Any Covered Person who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel and/or consult the procedures described in Section 14 of this Code.
     3. Insider Trading
     All Covered Persons must comply with FinTech Acquisition’s Insider Trading Policy and any relevant pre-clearance and blackout policies. A copy is available from FinTech Acquisition’s counsel. Covered Persons who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about FinTech Acquisition should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. For example, using non-public information to buy or sell FinTech Acquisition stock, options in FinTech Acquisition or the stock of any supplier, customer or competitor of FinTech Acquisition is prohibited. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, competitors and potential business partners). In addition to employees, these rules apply to any employee’s spouse, children, parents, siblings or any other family members, in each case, living in the employee’s home. If you have any questions, please consult FinTech Acquisition’s counsel.
     4. Corporate Opportunities
     Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Covered Person may use corporate property, information, or position for improper personal gain, and no Covered Person may compete with FinTech Acquisition directly or indirectly. However, these prohibitions will not extend to potential corporate opportunities reviewed by, and rejected as unsuitable for FinTech Acquisition by, the independent members of the Board. Covered Persons owe a duty to FinTech Acquisition to advance its legitimate interests when the opportunity to do so arises.
     5. Competition and Fair Dealing
     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Covered Person should endeavor to respect the rights of and deal fairly with FinTech Acquisition’s business investors, suppliers, competitors and their employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Covered Person, family member of any Covered Person or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.
     6. Related Party Transactions
     You must report to FinTech Acquisition’s independent directors (who do not have an interest in the Transaction, as such term is defined herein) any proposed agreement or proposed activity that could give rise to conflicts of interest involving an aggregate payment or consideration in excess of $10,000 or otherwise may reasonably be deemed to be to the material detriment of FinTech Acquisition, that you, any member of your family, any of your affiliates, or any entity from which you, a member of your family or any of your affiliates receives any payment, propose(s) to enter into with FinTech Acquisition, whether directly or indirectly (each such agreement, a “Transaction”). Your report must include all relevant terms of the Transaction.

You must obtain the approval of the independent directors in advance of entering into the Transaction.
     7. Discrimination and Harassment
     The diversity of FinTech Acquisition’s Covered Persons is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.
     8. Health and Safety
     FinTech Acquisition strives to provide each Covered Person with a safe and healthful work environment. Each Covered Person has responsibility for maintaining a safe and healthy workplace for all Covered Persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
     Violence and threatening behavior are not permitted. Covered Persons should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.
     9. Record-Keeping
     FinTech Acquisition requires honest and accurate recording and reporting of information in order to make responsible business decisions. Many Covered Persons regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or FinTech Acquisition’s chief financial officer.
     All of FinTech Acquisition’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect FinTech Acquisition’s transactions and must conform both to applicable legal requirements and to FinTech Acquisition’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.
     Records should always be retained or destroyed according to FinTech Acquisition’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of directors or FinTech Acquisition’s counsel.
     Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

     10. Public Reporting
     Full, fair, accurate, timely and understandable disclosure in the reports and other documents that FinTech Acquisition files with, or submits to, the SEC and in its other public communications is critical for FinTech Acquisition to maintain its good reputation, to comply with its obligations under the securities laws and to meet the expectations of its stockholders and other members of the investment community. Persons responsible for the preparation of such documents and reports and other public communications are to exercise the highest standard of care in their preparation in accordance with the following guidelines:
•	All accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

•	All accounting records must fairly and accurately reflect in reasonable detail FinTech Acquisition’s assets, liabilities, revenues and expenses;

•	No accounting records should contain any false or intentionally misleading entries;

•	No transactions should be intentionally misclassified as to accounts, departments or accounting periods;

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

•	No information should be concealed from the internal auditors or the independent auditors; and

•	Compliance with FinTech Acquisition’s system of internal controls is required.
Employees, officers and directors are expected to cooperate fully with any internal auditor appointed by FinTech Acquisition and independent auditors and any other external auditors and management to ensure that FinTech Acquisition fulfills its responsibilities. It is a violation of FinTech Acquisition policy to unduly or fraudulently influence, coerce, manipulate or mislead any internal auditor appointed by FinTech Acquisition or independent auditors or any other external auditors regarding our financial statements, accounting practices or internal controls. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.
     11. Confidentiality
     Covered Persons must maintain the confidentiality of confidential information entrusted to them by FinTech Acquisition, except when disclosure is authorized by FinTech Acquisition’s counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to FinTech Acquisition or its customers, if disclosed. It also includes information that other parties with whom we have investing or lending arrangements have entrusted to us. The obligation to preserve confidential information continues even after employment ends.
     No employee should directly talk to or respond to questions from market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers), security holders or the media. If an employee is contacted by any of these persons, he or she should immediately report the contact to your supervisor or FinTech Acquisition’s counsel or his designee.
     12. Protection and Proper Use of FinTech Acquisition Assets
     All Covered Persons should endeavor to protect FinTech Acquisition’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on FinTech Acquisition’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. FinTech Acquisition equipment should not be used for non- FinTech Acquisition business, though incidental personal use may be permitted.
     The obligation of Covered Persons to protect FinTech Acquisition’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate FinTech Acquisition policy. It could also be illegal and result in civil or even criminal penalties.
     13. Payments to Government Personnel
     The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate FinTech Acquisition policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. FinTech Acquisition’s counsel can provide guidance to you in this area. In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments, including employees of state-owned enterprises, or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
     14. Waivers of the Code
     Any waiver of this Code may be made only by the Board or a Board committee and will be promptly disclosed to FinTech Acquisition’s stockholders in FinTech Acquisition’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC as required by law or stock exchange regulation. A waiver means the approval by the Board of a material departure from a provision of the Code or FinTech Acquisition’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of FinTech Acquisition.
     All the persons should note that is not FinTech Acquisition’s intention to grant or to permit waivers from the requirements of this Code. FinTech Acquisition expects full compliance with this Code.
     15. Reporting any Illegal or Unethical Behavior
     Covered Persons have an obligation to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of FinTech Acquisition not to allow retaliation for reports of misconduct by others made in good faith by Covered Persons. Covered Persons are expected to cooperate in internal investigations of misconduct. Procedures for the confidential, anonymous submission to FinTech Acquisition’s Audit Committee by Covered Persons of FinTech Acquisition of concerns regarding questionable accounting or auditing matters are set forth in information delivered to FinTech Acquisition Covered Persons.
     16. Accounting Complaints
     FinTech Acquisition’s policy is to comply with all applicable financial reporting and accounting regulations. If any Covered Person has unresolved concerns or complaints regarding questionable accounting or auditing matters, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to our Audit Committee and/or board of directors. Subject to their legal duties, the Audit Committee and/or the board of directors will treat such submissions confidentially. Such submissions may be directed to the attention of our Audit Committee and/or board of directors.
     17. Compliance Procedures
     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from FinTech Acquisition resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources manager. If that also is not appropriate, call or write to FinTech Acquisition’s counsel.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. FinTech Acquisition does not permit retaliation of any kind against Covered Persons for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.